Exhibit 3.1

AMENDMENT TO THE

BYLAWS OF

NANOMETRICS INCORPORATED

This Amendment to the Bylaws (the “Bylaws”) of Nanometrics Incorporated, a Delaware corporation, is made as of this 23rd day of June, 2019.

1.    The Bylaws are hereby amended by the addition thereto of Article XI, which reads in its entirety as follows:

“Article XI    FORUM SELECTION

(i) Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or agent of the corporation to the corporation or the corporation’s stockholders, including any claim alleging aiding and abetting of such breach of a fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws of the corporation, (d) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine or (e) any other action asserting an “internal corporate claim” (as that term is defined in Section 115 of the DGCL). Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

(ii) If any action or proceeding the subject matter of which is within the scope of paragraph (i) above is filed in a court other than in accordance with the above provision (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph (i) above (an “FSC Enforcement Action”) and (b) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.”

2.    Except as specifically amended herein, the Bylaws of the corporation shall remain unchanged and in full force and effect.